Exhibit 5.1

Our ref      KKZ/788453-000007/31853989v2

ECARX Holdings Inc.
12/F, Tower 2, Park Place,
88 Baise Road, Xuhui District,
Shanghai 200231

People's Republic of China

27 March 2025

Dear Sir or Madam

ECARX Holdings Inc.

We have acted as Cayman Islands legal advisers to ECARX Holdings Inc. (the "Company") in connection with the Company’s registration statement on Form F-3, including all amendments or supplements thereto (the "Registration Statement"), filed with the Securities and Exchange Commission (the "Commission") under the U.S. Securities Act of 1933, as amended to date relating to the follow on public offering by the Company of up to 28,750,000 Class A ordinary shares of par value US$0.000005 each in the Company (the "Shares") in accordance with an underwriting agreement to be entered into by the Company (the "Transaction Agreement").

We are furnishing this opinion as Exhibits 5.1, 8.1 and 23.2 to the Registration Statement.

1	Documents Reviewed

For the purposes of this opinion, we have reviewed only originals, copies or final drafts of the following documents:

1.1	The certificate of incorporation of the Company dated 12 November 2019 issued by the Registrar of Companies in the Cayman Islands.

1.2	The seventh amended and restated memorandum and articles of association of the Company as adopted by a special resolution dated 9 December 2022 and effective on 20 December 2022 (the "Memorandum and Articles").

1.3	The written resolutions of the board of directors of the Company dated 16 December 2024 and 21 March 2025 (together, the "Directors’ Resolutions"), and the corporate records of the Company maintained at its registered office in the Cayman Islands.

1.4	A certificate from a director of the Company, a copy of which is attached hereto (the "Director's Certificate").

1.5	A certificate of good standing dated 18 March 2025, issued by the Registrar of Companies in the Cayman Islands (the "Certificate of Good Standing").

1.6	The Registration Statement.

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving these opinions we have relied (without further verification) upon the completeness and accuracy, as of the date of this opinion letter, of the Director's Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.2	All signatures, initials and seals are genuine.

2.3	There is nothing under any law (other than the law of the Cayman Islands), which would or might affect the opinions set out below.

2.4	The Company will receive money or money's worth in consideration for the issue of the Shares, and none of the Shares will be issued for less than their par value.

2.5	No invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any of the Shares.

3	Opinion

Based upon the foregoing and subject to the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar of Companies under the laws of the Cayman Islands.

3.2	The authorised share capital of the Company is US$50,000 divided into 10,000,000,000 shares comprising of (i) 8,000,000,000 Class A Ordinary Shares of a par value of US$0.000005 each, (ii) 1,000,000,000 Class B Ordinary Shares of a par value of US$0.000005 each, and (iii) 1,000,000,000 shares of a par value of US$0.000005 each of such class or classes (however designated) as the board of directors may determine in accordance with the Memorandum and Articles.

3.3	The issue and allotment of the Shares have been duly authorised and when allotted, issued and paid for as contemplated in the Registration Statement and the Transaction Agreement, the Shares will be legally issued and allotted, fully paid and non-assessable. As a matter of Cayman Islands law, a share is only issued when it has been entered in the register of members (shareholders).

3.4	The statements under the caption "Taxation – Cayman Islands Taxation" in the Registration Statement, to the extent that they constitute statements of Cayman Islands law, are accurate in all material respects and that such statements constitute our opinion.

4	Qualifications

The opinions expressed above are subject to the following qualifications:

4.1	To maintain the Company in good standing with the Registrar of Companies under the laws of the Cayman Islands, annual filing fees must be paid and returns made to the Registrar of Companies within the time frame prescribed by law.

4.2	In this opinion the phrase "non-assessable" means, with respect to shares in the Company, that a shareholder shall not, solely by virtue of its status as a shareholder and in absence of a contractual arrangement, or an obligation pursuant to the memorandum and articles of association, to the contrary, be liable for additional assessments or calls on the shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

4.3	The obligations of the Company may be subject to restrictions pursuant to:

(a)	United Nations and United Kingdom sanctions extended to the Cayman Islands by Orders in Council; and

(b)	sanctions imposed by Cayman Islands authorities under Cayman Islands legislation.

4.4	We express no opinion as to the meaning, validity or effect of any references to foreign (i.e. non-Cayman Islands) statutes, rules, regulations, codes, judicial authority or any other promulgations and any references to them in the Transaction Agreements.

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions, which are the subject of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the heading "Legal Matters", "Taxation" and elsewhere in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP

Maples and Calder (Hong Kong) LLP

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